Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in Amendment No. 5 to the Registration Statement No. 333-240036 on Form S-1 of Inhibikase Therapeutics, Inc. of our report, which includes an explanatory paragraph related to Inhibikase Therapeutics, Inc.’s ability to continue as a going concern, dated July 22, 2020, except for the effects of the matters discussed in Notes 2, 4, and 12, which are as of September 29, 2020; and, Note 12 – The 2019 CFO Note, which is as of October 30, 2020, on our audits of the financial statements of Inhibikase Therapeutics, Inc. as of December 31, 2019 and 2018 and for the years then ended. We also consent to the reference to our firm under the heading “Experts.”

/s/ CohnReznick LLP

Holmdel, New Jersey

December 3, 2020